Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX REPORTS FISCAL YEAR-END AND FOURTH QUARTER RESULTS WITH

ANNUAL NET SALES REMAINING ESSENTIALLY FLAT WHILE QUARTERLY

NET SALES INCREASED 51 PERCENT YEAR-OVER-YEAR

Record Breaking Net Sales and an Expanded Base of Key Customers

Contribute Significantly to Top Line Growth During the Fourth Quarter

Anaheim, CA, Nov. 5, 2007 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the fiscal year ended September 30, 2007, increased to $508.1 million from $504.2 million for fiscal 2006, while net income for fiscal 2007 decreased to $3.0 million, or $0.12 per diluted share, compared to $40.4 million, or $1.59 per diluted share, for fiscal 2006. Net income was impacted by reduced gross margins as well as a charge in the third quarter of $7.8 million before tax, and $4.8 million net of tax, related to expensing the deferred transaction costs associated with the terminated offer to acquire all of the outstanding shares of MFS Technology Ltd.

Net sales for the three months ended September 30, 2007, increased 51 percent to $166.7 million from $110.3 million in the prior year, primarily due to the increases in net sales during the quarter to the company’s four largest customers. Net income for the fourth quarter of fiscal 2007 increased 36 percent to $3.0 million, or $0.12 per diluted share, up from $2.2 million, or $0.09 per share, during the fourth quarter of 2006.

Gross margins were 9.2 percent for fiscal 2007 compared to 18.1 percent for 2006, primarily due to lower yields associated with the ramp-up and high-volume production of numerous new parts across an expanded base of key customers, particularly during the second half of the year, price reductions established early in fiscal 2007 and overhead increases. The company adjusted its targeted range for gross margins in November 2006 from 18-22 percent to 10-15 percent. M-Flex currently expects its quarterly gross margins to return to the 10-15 range in the first half of fiscal 2008.

Gross margins for the fourth quarter of fiscal 2007 were 8.5 percent compared to 10.8 percent in the same period in 2006. The sequential improvement in gross margins, which were 5 percent in the third quarter of fiscal 2007, resulted primarily from yield improvements as the company achieved increased manufacturing efficiencies with programs in high-volume production as well as those programs ramping up.

According to Phil Harding, chairman and chief executive officer, the company’s growth during the year slowed primarily due to a significant decrease in sales to the electronics manufacturer which has historically been M-Flex’s largest customer. This customer represented 57 percent of total net sales in fiscal 2007 compared to 85 percent in fiscal 2006, with net sales to this customer decreasing 33 percent in fiscal 2007 compared to the prior year.

Net sales to all other customers grew in total by $145 million, or nearly 200 percent, in fiscal 2007 as compared to 2006. This growth was driven for the most part by a 427 percent increase in net sales during the year to the company’s second largest customer, with this customer representing nearly 25 percent of total net sales in fiscal 2007. Two other customers – one a long-time customer and the other a more recent customer – experienced rapid growth during the year as well.

“We believe our opportunities with an expanded number of key customers are resulting from M-Flex’s proven track record in delivering complex flex assemblies in high volumes at competitive prices,” Harding said. “Such flex assemblies are becoming increasingly utilized by more of the major manufacturers of today’s highly functional and miniaturized handheld and portable consumer electronics devices. We believe the fourth quarter of fiscal 2007 provided strong evidence of the success we’re achieving with this expanded base of key customers. Going forward, in addition to continuing to grow revenue across a broader base of customers, we are committed to improving profitability as well,” he said.

“We are particularly pleased with the ongoing relationship we have with the customer that previously was our second largest customer and which represented 39 percent of total net sales during the fourth quarter of fiscal 2007. Net sales to this customer increased 376 percent in the fourth quarter of 2007 compared to the prior year, while increasing 153 percent sequentially. Net sales to our historically largest customer declined 25 percent in the fourth quarter of 2007 compared to 2006, but grew sequentially by 23 percent. This customer represented 39 percent of our total net sales in the fourth quarter as well.

“The customer that we previously had expected to reach 10 percent of our net sales during the fourth quarter of fiscal 2007 showed exceptionally strong sequential growth during the quarter but did not reach the 10 percent level due to lower than anticipated sales to this customer. While we are now uncertain of when this customer will reach 10 percent of our quarterly net sales, we continue to expect them to represent a meaningful and ongoing opportunity for the company,” Harding said. “Our sales to a long-standing customer, which experienced rapid growth during the second half of fiscal 2007, remained at 11 percent of M-Flex’s total net sales during the fourth quarter.”

According to Reza Meshgin, president and chief operating officer, the company has installed essentially all of the equipment related to the $33 million expansion of its manufacturing capacity in China – an expansion that M-Flex had announced in May 2007. This includes the installation of assembly equipment in a leased facility in close proximity to its wholly owned major manufacturing facilities in Suzhou.

“We continue to evaluate our expected future capacity requirements based on anticipated customer demand. To the extent incremental capacity is necessary, we would most likely implement a phased expansion, which has been a successful strategy for us in the past for adding just-in-time capacity,” Meshgin said.

The company said it has modified its earnings guidance policy and going forward expects to give quarterly guidance that includes strategic and business guidance provided at the time the company announces its quarterly financial results. Specific financial forecasts and ranges related to expected quarterly revenue and earnings performance will no longer be provided. Based on this policy, the company expects that quarterly guidance may include:

1.	Discussion of relevant trends in the industry

2.	Discussion of significant trends in the market that could impact the company’s business in both the near and long term

3.	Updates related to key business strategies

4.	Updates related to the ongoing progress being made on key operational initiatives such as capacity expansions, new product introductions, new customer opportunities and strategic partnerships

5.	Updates on advancements/innovations related to proprietary technology

6.	Directional trends addressing the company’s expected performance related to sales, gross margins, capital expenditures and other relevant financial metrics.

For the first quarter of fiscal 2008, M-Flex said that it expects a moderate increase in net sales compared to the fourth quarter. In addition, during the first quarter of fiscal 2008, the company expects operating expenses as a percentage of net sales to be essentially flat.

“Generally, we are pleased with our current competitive position in the market and believe we will continue to benefit throughout the coming year from our customers’ ongoing needs for the advanced technology solutions we offer. A major operational priority continues to be improving our manufacturing efficiencies so that gross margins return to the 10 – 15 percent range in the first half of fiscal 2008,” Meshgin said.

Conference Call

M-Flex will host a conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today to review its financial results for the year-end and fourth quarter of fiscal 2007. The dial-in number for the call in North America is 888-695-7895 and 706-679-5242 for international callers. The pass code for the call is 22419912. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) today. The audio replay dial-in number for North America is 800-642-1687 and 706-645-9291 for international callers. The replay pass code is 22419912.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company's products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. M-Flex’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, sales, net income, operating expenses, capital expenditures, profitability, gross margins, including without limitation, when the company may return to its targeted range of gross margins or otherwise improve gross margins, yields, the company’s diversification efforts, the company’s relationship and opportunities with, and expected sales to, its customers, the relative size of each customer to the company, market opportunities and the utilization of flex and flex assemblies, current and upcoming programs and product mix, the company’s manufacturing capabilities, capacity, growth and expansion of the company’s facilities/capacity, equipment installation, and strategic, financial and business guidance that the company may give in the future. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “will,” “plan,”

“expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the company’s forward-looking statements as a result of a variety of factors including the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to develop and deliver new technologies, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the company’s ability to manage quality assurance issues, the degree to which the company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, the outcome of any litigation by or against the company and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the third fiscal quarter ended June 30, 2007. These forward-looking statements represent management’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
Net sales	$166,716	$110,340	$508,147	$504,204
Cost of sales	152,588	98,451	461,376	413,156

Gross profit	14,128	11,889	46,771	91,048

Operating expenses:
Research and development	701	544	2,499	2,035
Sales and marketing	4,234	2,290	12,544	9,233
General and administrative	6,182	6,155	24,216	22,231
Terminated acquisition expenses	—	—	7,821	—

Total operating expenses	11,117	8,989	47,080	33,499

Operating (loss) / income	3,011	2,900	(309)	57,549
Interest income, net	345	245	1,229	1,257
Other income / (expense), net	(435)	51	200	(229)

Income before provision for income taxes	2,921	3,196	1,120	58,577
Benefit from / (provision for) income taxes	110	(1,004)	1,918	(18,220)

Net income	$3,031	$2,192	$3,038	$40,357

Net income per share:
Basic	$0.12	$0.09	$0.12	$1.66
Diluted	$0.12	$0.09	$0.12	$1.59
Shares used in computing net income per share:
Basic	24,572,747	24,439,901	24,520,040	24,353,854
Diluted	25,146,347	25,194,178	25,164,401	25,315,548

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2007	September 30, 2006
Cash, cash equivalents and short term investments	$37,298	$45,976
Accounts receivable, net	124,313	109,517
Inventories	63,424	56,430
Other current assets	9,523	5,883

Total current assets	234,558	217,806
Property, plant and equipment	133,633	95,231
Other assets	9,096	14,008

Total assets	$377,287	$327,045

Accounts payable	$111,934	$70,143
Other current liabilities	15,143	18,219
Other liabilities	204	318
Stockholders’ equity	250,006	238,365

Total liabilities and stockholders’ equity	$377,287	$327,045

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